UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 9, 2013

RADIANT LOGISTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 114th Avenue, S.E., Third Floor, Bellevue, WA 98004

(Address of Principal Executive Offices) (Zip Code)

(425) 943-4599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2013, Radiant Logistics, Inc. (the “Company,” “we” or “us”) entered into a $30 million revolving credit facility (the “Facility”) with Bank of America, N.A. (the “Lender”). This replaces our prior $20 million facility with the Lender. The Facility is collateralized by our accounts receivable and other assets of us, our subsidiaries and affiliates. Advances under the Facility are available to fund future acquisitions, capital expenditures or for other corporate purposes. Borrowings under the Facility accrue interest during the first year of the Facility, at the Company’s option, at the Lender’s prime rate plus .50% or LIBOR plus 2.25%. After the one year anniversary of the Facility, borrowings shall accrue interest, at the Company’s option, at the Lender’s prime rate plus 0% to .50% or LIBOR plus 1.50% to 2.25%, and can be adjusted up or down based on our fixed charge coverage ratio. The Facility provides for advances of up to 85% of our eligible domestic accounts receivable and, subject to certain sub-limits, 75% of eligible accrued but unbilled receivables and eligible foreign accounts receivable.

The terms of the Facility are subject to a financial covenant which may limit the amount otherwise available under the Facility. The covenant requires us to maintain a basic fixed charge coverage ratio of at least 1.1 to 1.0 if net availability under the Facility falls below $5 million.

Under the terms of the Facility, we are permitted to make additional acquisitions without the Lender’s consent only if certain conditions are satisfied. The conditions imposed by the Facility include the following: (i) the absence of an event of default under the Facility, (ii) the acquisition must be consensual; (iii) the company to be acquired must be in the transportation and logistics industry, located in the United States or certain other approved jurisdictions, and have a positive EBITDA for the 12 month period most recently ended prior to such acquisition, (iv) no debt or liens may be incurred, assumed or result from the acquisition, subject to limited exceptions, and (v) after giving effect for the funding of the acquisition, we must have undrawn availability under the Facility of at least the greater of 20% of the borrowing base or $5 million. In the event that we are not able to satisfy the conditions of the Facility in connection with a proposed acquisition, we must either forego the acquisition, obtain the Lender’s consent, or retire the Facility. This may limit or slow our ability to achieve the critical mass we may need to achieve our strategic objectives.

The co-borrowers of the Facility include Radiant Logistics, Inc., Radiant Logistics Global Services Inc., Radiant Transportation Services, Inc., Radiant Logistics Partners LLC, Adcom Express, Inc., Radiant Customs Services, Inc., DBA Distribution Services, Inc., International Freight Systems (of Oregon), Inc., Radiant Off-Shore Holdings LLC, and Green Acquisition Company, Inc. As a co-borrower under the Facility, the accounts receivable of the foregoing entities will become eligible for inclusion within the overall borrowing base of the Company and all borrowers will be responsible for repayment of the debt associated with advances under the Facility.

The foregoing description is qualified in its entirety by reference to the full text of the Loan and Security Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 10.1 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1	Loan and Security Agreement, dated as of August 9, 2013, by and among Bank of America, N.A., the Company and its subsidiaries

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date: August 14, 2013	By:	/s/ Bohn H. Crain
Bohn H. Crain
Chief Executive Officer